Exhibit 1.2

                                                                EXECUTION COPY


                        RECKSON ASSOCIATES REALTY CORP.
                           (a Maryland corporation)

                                 Common Stock


                                TERMS AGREEMENT


                                                        September 14, 2004

To:      Reckson Associates Realty Corp.
         225 Broadhollow Road
         Melville, New York  11747

Ladies and Gentlemen:

              We understand that Reckson Associates Realty Corp., a Maryland corporation (the "Company"), proposes to issue and sell 5,000,000 shares of its common stock, par value $0.01 per share (the "Common Stock" and/or the "Initial Underwritten Securities"). Subject to the terms and conditions set forth or incorporated by reference herein, Citigroup Global Markets Inc. (the "Underwriter") offers to purchase 5,000,000 shares of Initial Underwritten Securities at the purchase price set forth below.


     The Underwritten Securities shall have the following terms:


Title:                                      Common Stock
Number of Initial Underwritten Securities:  5,000,000
Initial public offering price per share     $27.50
Purchase price per share:                   $27.39
Listing requirements:                       NYSE
Lock-up provisions:                         See attached lock-up agreement
Other terms and conditions:                 N/A
Closing date and location:                  September  20, 2004 at the office
                                            of Sidley  Austin Brown & Wood LLP
                                            at 787 Seventh Avenue, New York,
                                            New York 10019


     All of the provisions contained in the document attached as Annex I hereto entitled "RECKSON ASSOCIATES REALTY CORP.--Common Stock, Warrants to Purchase Common Stock, Preferred Stock, Depositary Shares and Warrants to Purchase Preferred Stock -- Underwriting Agreement" are hereby incorporated by reference in their entirety herein and shall


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be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in such document are used herein as therein defined.



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         Please accept this offer no later than 7 o'clock p.m. (New York City time) on September 14, 2004, by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

                                            Very truly yours,

                                            CITIGROUP GLOBAL MARKETS INC.




                                            By:  /s/ Mark Chu
                                               --------------------------------
                                                  Name:  Mark Chu
                                                  Title:  Authorized Signatory





Accepted:

RECKSON ASSOCIATES REALTY CORP.


By:    /s/ Scott Rechler
     ---------------------------------------
      Name:  Scott Rechler
      Title:  Chief Executive Officer and President





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                               Lock-Up Agreement

                 [Letterhead of officer or director of Reckson
                           Associates Realty Corp.]

                        Reckson Associates Realty Corp.
                        Public Offering of Common Stock



                                                     September 20, 2004

Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10013

Ladies and Gentlemen:

     This letter is being delivered to you in connection with the Terms Agreement (the "Terms Agreement"), dated September 14, 2004, between Reckson Associates Realty Corp., a Maryland corporation (the "Company"), and you, relating to an underwritten public offering of Common Stock, $0.01 par value (the "Common Stock"), of the Company.

     In order to induce you to enter into the Terms Agreement, the undersigned will not, without the prior written consent of Citigroup Global Markets Inc., offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned or any affiliate of the undersigned or any person in privity with the undersigned or any affiliate of the undersigned), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Securities and Exchange Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for such capital stock, or publicly announce an intention to effect any such transaction, for a period of sixty days after the date of the Terms Agreement, other than shares of Common Stock disposed of as bona fide gifts approved by Citigroup Global Markets Inc.

     If for any reason the Terms Agreement shall be terminated prior to the Closing Date (as defined in the Terms Agreement), the agreement set forth above shall likewise be terminated.






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